EXHIBIT 99.1

CINCINNATI FINANCIAL CORPORATION
Investor Contact: Heather J. Wietzel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Joan O. Shevchik, 513-603-5323
Media_Inquiries@cinfin.com
Cincinnati Financial Reports Second-quarter 2008 Profit
Cincinnati, August 6, 2008 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported:
•	Net income at $63 million, or 38 cents per share in the second quarter of 2008, compared with net income of $351 million, or $2.02 per share, in the second quarter of 2007. A return to profitability in the second quarter after the first quarter loss brought six-month net income per share to 13 cents compared with $3.13 last year. Realized capital losses were significantly lower in the second quarter compared with first-quarter 2008.
•	Operating income* at $69 million, or 42 cents per share, in the second quarter of 2008, compared with $164 million, or 94 cents per share, in the comparable 2007 period. Record catastrophe losses reduced second-quarter operating income by 45 cents per share compared with 4 cents per share in last year’s second quarter. Six-month operating income at $1.08 per share included a 62 cent impact from catastrophe losses compared with $1.82 per share including a 5 cent impact.
•	Atypically high catastrophe losses of $113 million resulted in a consolidated property casualty underwriting loss of $27 million in this year’s second quarter.
Financial Highlights

	Three months ended June 30,			Six months ended June 30,
(Dollars in millions except share data)	2008	2007	Change %	2008	2007	Change %
Revenue Highlights
Earned premiums	$794	$822	(3.3)	$1,575	$1,637	(3.8)
Investment income	130	150	(13.4)	282	298	(5.5)
Total revenues	917	1,270	(27.8)	1,621	2,301	(29.6)
Income Statement Data
Net income	$63	$351	(82.0)	$21	$545	(96.2)
Net realized investment gains and losses	(6)	187	(103.9)	(157)	228	(169.0)

Operating income*	$69	$164	(57.6)	$178	$317	(43.8)

Per Share Data (diluted)
Net income	$0.38	$2.02	(81.2)	$0.13	$3.13	(95.8)
Net realized investment gains and losses	(0.04)	1.08	(103.7)	(0.95)	1.31	(172.5)

Operating income*	$0.42	$0.94	(55.3)	$1.08	$1.82	(40.7)

Book value				$28.99	$39.74	(27.1)
Cash dividend declared	$0.39	$0.355	9.9	$0.78	$0.71	9.9
Weighted average shares outstanding	165,044,463	173,423,572	(4.8)	164,601,462	173,871,612	(5.3)
Insurance Operations Highlights
•	103.5 percent second-quarter 2008 property casualty combined ratio, compared with 88.6 percent for the 2007 second-quarter. The most significant reason for the increase was the 13.5 percentage point rise in the catastrophe loss contribution.
•	Decrease in property casualty net written premiums narrowed to 2.5 percent in the second quarter from 8.3 percent in the first quarter, benefiting from $100 million of new business, with new commercial lines business up 21.2 percent and new personal lines business up 7.7 percent. Pricing remains competitive in both commercial and personal lines. Recently launched excess and surplus lines operations contributed $4 million of new business since January 1.
•	6 cents per share contribution from life insurance operations to second-quarter operating income, up from 5 cents.
Investment and Balance Sheet Highlights
•	$130 million of second-quarter pretax investment income compared with $150 million for the same period last year.
•	Book value of $28.99 per share compared with $35.70 at year-end 2007. Invested assets and book value declined primarily on lower market values of financial sector and other equity holdings.
Full-year 2008 Outlook**
•	Property casualty net written premium target unchanged. Competitive pricing could lead to full-year 2008 premiums declining as much as 5 percent.
•	Combined ratio could rise above 100 percent due to high catastrophe losses, as recently announced.
•	Expected lower investment income now estimated to be as much as 10 percent below the 2007 level due to lower anticipated dividends from common stocks and the lower number of Fifth Third Bancorp (NASDAQ:FITB) shares held after recent sale. Portfolio strategies, including reinvestment of proceeds from Fifth Third sale, continue to focus on balancing near-term income generation with long-term book value growth potential.

*	The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 11 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles or Statutory Accounting Principles.
**	Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe harbor statement (see Page 9).

nm	Not meaningful

Responding to Current Challenges and Positioning for Continued Success
Kenneth W. Stecher, president and chief executive officer, stated, “Volatile weather patterns and financial markets hampered our results for the first half of 2008. Our strong business relationships and solid financial foundation allowed us to respond confidently and flexibly to these challenges while acting on our promise of prompt and fair claims service.
“Our financial position remains solid, having absorbed costs associated with the severe storms and with declining valuations of holdings in our equity investment portfolio. Independent agents continue to find that our policies are the best match for their better accounts, appreciating the value of our financial strength and our standout service. Over recent months, we repositioned our investment portfolio, improving our risk profile and adding to our long-term prospects for investment income growth and capital appreciation.
“Also looking to the long-term future, we added depth in our next generation of leadership. The executive transitions we announced in June will broaden and round out the experience of our managers. As a team, we are focused on serving our agent customers and achieving continued growth in earnings and book value over the long term. Our capital position and cash flow continue to support our current cash dividend payout and the board’s intention to continue our 48-year tradition of annually increasing cash dividends to our shareholders.”
Results Reflect Core Underwriting Expertise and Strength of Agency Relationships
Stecher said, “Our second-quarter results were driven by weather-related events that were largely responsible for the rise in our combined ratio over the same quarter last year. Catastrophe losses totaled $113 million, as we tracked seven events that each contributed $5 million or more to our loss and loss expenses. These storms caused primarily wind, hail and flood damage to our policyholders across 21 states. Our local claims representatives, assisted by four full teams of volunteer representatives from around the country, have already closed approximately 70 percent of the 3,565 reported claims as of July 31. Agents tell us that this prompt and personal claims service is a source of new business referrals.
“Our agents continued to bring the company quality business that allowed us to underwrite insurance near breakeven levels for the first six months of 2008 despite the high catastrophe losses. Agents and underwriters are working together to select and retain appropriately priced accounts, taking the case-by-case approach that has served us so well through all market and pricing cycles.
“As expected, our net written premiums declined 2.5 percent in the second quarter and a little more than 5 percent during the first half, reflecting competitive industry pricing and disciplined company underwriting. Agents continue to market Cincinnati’s advantages to their value-oriented clients, leveraging our customized, multi-year commercial coverage packages, superior claims service and high financial strength ratings.”
Stecher continued, “We’re seeing a steady flow of new business submissions from agents, some resulting from our rollover initiatives that help agents lower expenses by reducing the number of carriers they represent. We see substantial growth opportunities in our newer states, and we’re planning to appoint our first agencies in Texas before year-end. Plus, we’ve already appointed 37 new agencies this year in our 34 active states. Historically, in several of those 34 states we marketed commercial policies, but not personal insurance. Now, more of our agencies in more states are able to bring our personal lines products to their valued clients, thanks to technology advances that make our processes easier and more efficient.
“In addition, we expect premium growth to continue benefiting from expansion of our capabilities in excess and surplus lines. During the second quarter, we added property excess and surplus coverages in the five initial states where we already marketed general liability, entered five more states to market general liability and continued planning for marketing in the total of 33 states by year-end. These new capabilities allow us to provide both admitted and non-admitted coverage solutions to our agents and their business insurance clients, attracting new standard market property casualty business as agents and businesses that require excess and surplus solutions also look to Cincinnati to provide the complete insurance program.
“At the same time these activities generate growth, they also further diversify our book of business, geographically and by product line, helping us manage risk to improve the stability of our underwriting results and add to our overall financial strength.”

2008 Property Casualty Outlook Update
Steven J. Johnston, chief financial officer, commented, “Our updated guidance for full-year 2008 results reflects current market trends and our actual six-month catastrophe loss experience. Unusually high industrywide storm activity through the first half of 2008 may lead to a full-year 2008 combined ratio above 100 percent.”
Key assumptions for full-year 2008 combined ratio guidance include:
•	Current accident year loss and loss expense ratio excluding catastrophe losses – Will reflect the same market trends that contributed to an increase in this ratio in 2007 and are further pressuring the 2008 ratio. Year-to-date accident year loss ratio excluding catastrophe losses was 66.0 percent compared with 60.9 percent in the first half of 2007. The average accident year loss ratio excluding catastrophe losses was 61.4 percent from 2004 to 2007.
•	Catastrophe loss ratio – May contribute up to 9 percentage points to the full-year 2008 combined ratio. Catastrophes are unpredictable for any given year, contributing 10.3 percentage points in the first half of 2008. These losses have contributed on average 3.7 percentage points to the company’s combined ratio in the past 10 years, ranging from 2007’s low of 0.8 points to 1998’s high of 6.1 points.
•	Savings from favorable development on prior period reserves – May benefit the full-year 2008 combined ratio by approximately 4 percentage points based on current trends. Net savings from favorable development on prior period reserves improved the 2008 first half combined ratio by 6.6 percentage points, compared with 4.7 points for the same period in 2007.

Even as market conditions soften, management will continue to rely on actual loss experience over the next six months and on sound actuarial estimation techniques in determining loss and loss expense reserves. Historically, management has targeted loss and loss expense reserves in the upper half of the actuarially established range.
Johnston also said, “Our expectations for premium volume have not changed. Competitive pricing could result in our full-year 2008 net written premiums declining by as much as 5 percent. We continue to maintain our underwriting standards, declining inadequately priced new business and non-renewing selected accounts. Our agents help us target accounts with manageable risk characteristics that support the lower prevailing prices.
“We have updated our investment income guidance based on changes in the equity portfolio in the past 12 months, the reduced level of dividend income anticipated from equity holdings, the investment of insurance operations cash flow and the current portfolio attributes. We now believe that full-year 2008 investment income may decline as much as 10 percent from the 2007 level. This expectation considers Fifth Third’s 66 percent reduction in its quarterly cash dividend in June 2008 and our sale of 35 million shares of Fifth Third in July 2008.”
Investment Income Declines in the Near-term as We Improve Balance of Growth and Risks
Stecher added, “Investment income declined during the second quarter of 2008 as we received lower cash dividends from several of the financial institution stocks in our equity portfolio, including $20 million less from Fifth Third. We are working to return to previous levels of investment income by systematically identifying secure sources of interest income as well as common stocks of companies with the potential for growth in earnings and dividends. Our investment income philosophy stands – to balance near-term income generation with the potential for long-term book value growth.
“Our bond portfolio has held up well in the current challenging environment. As of June 30, the bond portfolio was trading at more than 98 percent of its stated par value. It is a diverse mix of taxable and tax-exempt securities, covering a wide range of sectors, industries and maturities. The fixed income portfolio exceeds by a comfortable margin the $5.7 billion we currently estimate we will need to pay claims, including those not yet reported to us, that occurred through the end of the second quarter. Looking back over the past 15 years, our property casualty reserve estimate has proven consistently adequate. A prudent view of a continuation of the current economic and credit trends could be expected to lead to further declines in bond portfolio values and potentially to related other-than-temporary impairment charges. Nonetheless, the bond portfolio and our strong record of reserve adequacy are pillars of our financial strength and our high financial strength ratings.
“In recent quarters, we have chosen to sell some or all of our positions in common stocks with reduced dividend growth prospects, including some financial services holdings. In July, we sold 35 million shares, or slightly more than half, of our Fifth Third holding. This decision reflected our recent efforts to better diversify the portfolio, a part of managing our enterprise risk. We anticipate applying to our portfolio of common stocks a set of enhanced investment parameters that our board and investment department currently are considering for adoption. These new parameters would align our investment strategy with specific risk tolerances, thereby improving our ability to identify and respond to changing conditions,” Stecher said.

Consolidated Property Casualty Insurance Operations

	Three months ended June 30,			Six months ended June 30,
(Dollars in millions)	2008	2007	Change %	2008	2007	Change %
Written premiums	$790	$810	(2.5)	$1,566	$1,656	(5.4)

Earned premiums	$761	$787	(3.3)	$1,512	$1,571	(3.8)

Loss and loss expenses excluding catastrophes	445	444	0.1	903	898	0.5
Catastrophe loss and loss expenses	113	11	900.6	156	15	973.9
Commission expenses	142	151	(6.0)	285	312	(8.5)
Underwriting expenses	84	89	(4.5)	177	169	4.6
Policyholder dividends	4	2	68.0	7	6	28.9

Underwriting profit	$(27)	$90	(129.7)	$(16)	$171	(109.5)

Ratios as a percent of earned premiums:
Loss and loss expenses excluding catastrophes	58.4%	56.5%		59.7%	57.2%
Catastrophe loss and loss expenses	14.9	1.4		10.3	0.9

Loss and loss expenses	73.3%	57.9%		70.0%	58.1%
Commission expenses	18.6	19.2		18.9	19.8
Underwriting expenses	11.0	11.2		11.7	10.8
Policyholder dividends	0.6	0.3		0.5	0.4

Combined ratio	103.5%	88.6%		101.1%	89.1%

•	2.5 percent and 5.4 percent declines in second-quarter and six-month 2008 property-casualty net written premiums, reflecting softer pricing and disciplined underwriting.
•	$100 million in second-quarter 2008 new business written directly by agencies, up 22.8 percent from $81 million in last year’s second quarter.
•	$4 million in first-half net written premiums from excess and surplus lines operations launched in January 2008.
•	1,110 agency relationships with 1,354 reporting locations marketed property casualty insurance products at June 30, 2008, up from 1,092 agency relationships with 1,327 reporting locations at year-end 2007.
•	103.5 percent second-quarter and 101.1 percent six-month 2008 GAAP combined ratios. Increase in both periods primarily due to higher catastrophe losses.
•	Second-quarter 2008 combined ratio increased 14.9 percentage points from the 2007 second quarter. The increase reflected a 13.5 percentage point higher contribution from catastrophe losses and a 4.6 percentage point higher contribution from losses and case reserve increases greater than $250,000 as well as the effect of softer pricing and normal loss cost inflation. These increased losses were partially offset by an 11.4 percentage point higher savings from favorable development on prior period reserves.
•	$113 million in second-quarter 2008 catastrophe losses, due primarily to wind, hail and flood damage from storms in the South and Midwest.
Catastrophe Loss and Loss Expenses Incurred

			Three months ended June 30,			Six months ended June 30,
(In millions, net of reinsurance)			Commercial	Personal		Commercial	Personal
Dates	Cause of loss	Region	lines	lines	Total	lines	lines	Total
2008
Jan. 4-9	Wind, hail, flood, freezing	South, Midwest	$0	$0	$0	$3	$3	$6
Jan. 29-30	Wind, hail	Midwest	0	0	0	6	4	10
Feb. 5-6	Wind, hail, flood	Midwest	(2)	(1)	(3)	6	8	14
Mar. 14	Tornadoes, wind, hail, flood	South	0	0	0	5	1	6
Mar. 15-16	Wind, hail	South	(2)	1	(1)	2	5	7
Apr. 9-11	Wind, hail, flood	South	19	2	21	19	2	21
May 10-12	Wind, hail, flood	South, Mid-Atlantic	4	3	7	4	3	7
May 22-26	Wind, hail	Midwest	7	2	9	7	2	9
May 29- Jun 1	Wind, hail, flood, water, hydrostatic	Midwest	6	6	12	6	6	12
Jun. 2-4	Wind, hail, flood, water, hydrostatic	Midwest	6	7	13	6	7	13
Jun. 5-8	Wind, hail, flood	Midwest	13	11	24	13	11	24
Jun. 11-12	Wind, hail, flood, water, hydrostatic	Midwest	11	12	23	11	12	23
All Other			4	4	8	4	4	8
Development on 2007 and prior catastrophes			0	0	0	(3)	(1)	(4)

Calendar year incurred total			$66	$47	$113	$89	$67	$156

2007
Mar. 1-2	Wind, hail, flood	South	$0	$(1)	$(1)	$6	$1	$7
Jun. 7-9	Wind, hail, flood	Midwest	2	3	5	2	3	5
All Other			6	5	11	14	6	20
Development on 2006 and prior catastrophes			(3)	(1)	(4)	(6)	(11)	(17)

Calendar year incurred total			$5	$6	$11	$16	$(1)	$15

Insurance Segment Highlights
Commercial Lines Insurance Operations

	Three months ended June 30,			Six months ended June 30,
(Dollars in millions)	2008	2007	Change %	2008	2007	Change %
Written premiums	$597	$613	(2.7)	$1,222	$1,306	(6.5)

Earned premiums	$586	$607	(3.3)	$1,161	$1,210	(4.1)

Loss and loss expenses excluding catastrophes	342	330	3.7	685	673	1.7
Catastrophe loss and loss expenses	66	5	1,220.0	89	16	465.2
Commission expenses	105	112	(6.1)	214	235	(9.2)
Underwriting expenses	68	68	1.4	136	123	10.7
Policyholder dividends	4	2	67.9	7	6	28.9

Underwriting profit	$1	$90	(99.3)	$30	$157	(81.1)

Ratios as a percent of earned premiums:
Loss and loss expenses excluding catastrophes	58.4%	54.5%		59.1%	55.7%
Catastrophe loss and loss expenses	11.3	0.8		7.6	1.3

Loss and loss expenses	69.7%	55.3%		66.7%	57.0%
Commission expenses	17.9	18.5		18.4	19.4
Underwriting expenses	11.6	11.0		11.7	10.2
Policyholder dividends	0.7	0.4		0.6	0.4

Combined ratio	99.9%	85.2%		97.4%	87.0%

•	2.7 percent and 6.5 percent declines in second-quarter and six-month 2008 commercial lines net written premiums, primarily a result of market competition.
•	$87 million in second-quarter 2008 new commercial lines business written directly by agencies, up 21.2 percent from $71 million in last year’s second quarter. Six-month new business rose 6.4 percent to $152 million from $143 million.
•	14.7 percentage point rise in second-quarter 2008 combined ratio largely due to higher loss and loss expense ratio. Lower commission expense offset a slight rise in other underwriting expenses.
•	14.4 percentage point rise in second-quarter 2008 loss and loss expense ratio due to higher catastrophe losses and higher losses and case reserve increases greater than $250,000, as well as the effect of softer pricing and normal loss cost inflation. Those increases were somewhat offset by a higher level of savings from favorable development on prior period reserves.
•	$38 million increase in second-quarter losses and case reserve increases greater than $250,000. The increase largely reflected the normal fluctuations of loss patterns, normal variability in the large case reserves for our workers’ compensation claims, several unusually large losses related to non-catastrophe weather and a higher number of executive risk losses between $250,000 and $1 million.

•	12.6 percentage point improvement in combined ratio due to savings from favorable development on prior period reserves for the second quarter of 2008, compared with 7.1 percentage points of savings for the same 2007 period. 7.6 percentage point improvement in the combined ratio due to savings from favorable development for the first half of 2008 compared with 4.8 percentage points in same 2007 period.
Personal Lines Insurance Operations

	Three months ended June 30,			Six months ended June 30,
(Dollars in millions)	2008	2007	Change %	2008	2007	Change %

Written premiums	$191	$197	(3.0)	$341	$350	(2.6)

Earned premiums	$174	$180	(3.3)	$351	$361	(2.7)

Loss and loss expenses excluding catastrophes	102	114	(10.7)	217	225	(3.6)
Catastrophe loss and loss expenses	47	6	646.8	67	(1)	nm
Commission expenses	36	39	(7.3)	71	77	(7.5)
Underwriting expenses	16	21	(22.8)	41	46	(12.2)

Underwriting profit (loss)	$(27)	$0	nm	$(45)	$14	nm

Ratios as a percent of earned premiums:
Loss and loss expenses excluding catastrophes	58.4%	63.2%		61.7%	62.3%
Catastrophe loss and loss expenses	27.0	3.5		19.3	(0.3)

Loss and loss expenses	85.4%	66.7%		81.0%	62.0%
Commission expenses	20.6	21.5		20.2	21.2
Underwriting expenses	9.3	11.7		11.5	12.8

Combined ratio	115.3%	99.9%		112.7%	96.0%

•	3.0 percent and 2.6 percent declines in second-quarter and six-month 2008 personal lines net written premiums due to lower policy counts and pricing changes that reduced premiums per policy. Higher new personal lines business and premium increases related to rising insured values partially offset those factors.

•	$10 million in second-quarter 2008 personal lines new business written directly by agencies, up 7.7 percent. Six-month new business rose 3.9 percent to $19 million from $18 million.

•	15.4 percentage point rise in second-quarter 2008 combined ratio largely due to higher catastrophe losses. The higher catastrophe losses were partially offset by improvements in the loss and loss expense ratio excluding catastrophe losses and by lower commission and other underwriting expenses.

•	4.8 percentage point improvement in the second-quarter 2008 loss and loss expense ratio excluding catastrophe losses, primarily due to fluctuations in prior period reserve development on a year-over-year basis.

•	Savings from favorable development of prior period reserves reduced the loss and loss expense ratio by 7.2 and 3.3 percentage points in the first quarter and first half of 2008. Savings reduced the segment ratio by 0.3 and 4.7 percentage points in the same 2007 periods. Fluctuations in prior period reserve development for the personal lines segment largely are due to quarterly fluctuations in savings for the other personal line of business, which includes personal umbrella coverages.
Life Insurance Operations

	Three months ended June 30,			Six months ended June 30,
(In millions)	2008	2007	Change %	2008	2007	Change %

Written premiums	$47	$45	3.3	$90	$87	3.6

Earned premiums	$33	$35	(4.7)	$63	$66	(4.0)
Investment income, net of expenses	29	28	5.3	58	56	4.0
Other income	1	1	(34.5)	1	2	(41.1)

Total revenues, excluding realized investment gains and losses	63	64	(0.8)	122	124	(1.1)

Contract holders benefits	38	34	11.3	74	62	19.7
Expenses	10	16	(38.0)	21	29	(27.0)

Total benefits and expenses	48	50	(4.2)	95	91	4.7

Net income before income tax and realized investment gains and losses	15	14	11.4	27	33	(17.1)
Income tax	5	5	18.5	9	11	(16.6)

Net income before realized investment gains and losses	$10	$9	8.0	$18	$22	(17.3)

•	$90 million in total six-month 2008 life insurance segment net written premiums. Written premiums include life insurance, annuity and accident and health premiums.
•	3.2 percent increase to $73 million in six-month 2008 written premiums for life insurance products in total.
•	8.2 percent rise to $39 million in six-month 2008 term life insurance written premiums, reflecting marketing advantages of competitive, up-to-date products, providing personal attention and offering policies backed by financial strength and stability.
•	3.3 percent rise in face amount of life policies in force to $63.945 billion at June 30, 2008, from $61.875 billion at year-end 2007.
•	$3.8 million decrease in six-month 2008 operating profit, primarily due to less favorable mortality experience.
•	2008 plans include redesign of all life term insurance products. In addition to the worksite term product, updates are planned for the full worksite life portfolio. These improvements support opportunities to cross-sell life insurance products to clients of the independent agencies that sell Cincinnati’s property casualty insurance policies.

Investment and Balance Sheet Highlights
Investment Operations

	Three months ended June 30,			Six months ended June 30,
(In millions)	2008	2007	Change %	2008	2007	Change %

Investment income:
Interest	$79	$76	4.0	$155	$152	2.2
Dividends	50	72	(30.5)	123	144	(14.4)
Other	3	4	(32.9)	7	7	(2.4)
Investment expenses	(2)	(2)	5.7	(3)	(5)	26.1

Total investment income, net of expenses	130	150	(13.4)	282	298	(5.5)

Investment interest credited to contract holders	(16)	(14)	9.8	(31)	(28)	10.2

Realized investment gains and losses summary:
Realized investment gains and losses	57	290	(80.4)	40	351	(88.5)
Change in fair value of securities with embedded derivatives	(3)	3	(226.3)	(6)	4	(255.8)
Other-than-temporary impairment charges	(65)	0	nm	(278)	0	nm

Total realized investment gains and losses	(11)	293	(103.8)	(244)	355	(168.8)

Investment operations income	$103	$429	(75.9)	$7	$625	(98.8)

•	13.4 percent and 5.5 percent declines in second-quarter and six-month 2008 net investment income, primarily due to dividend reductions of financial institution stocks.

•	$11 million realized investment loss in second-quarter 2008 compared with realized investment gain of $293 million in second-quarter 2007. $244 million realized investment loss in 2008 six-month period compared with realized investment gain of $355 million in the same 2007 period.

•	Second-quarter pretax realized investment loss reflected $65 million in non-cash charges for other-than-temporary impairments which included the recognition of the significant market value decline of one large pharmaceutical holding.

	At June 30,	At December 31,
(Dollars in millions except share data)	2008	2007

Balance sheet data
Invested assets	$10,460	$12,261
Total assets	14,811	16,637
Short-term debt	69	69
Long-term debt	791	791
Shareholders’ equity	4,707	5,929
Book value per share	28.99	35.70

Debt-to-capital ratio	15.4%	12.7%

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Performance measures
Comprehensive income (loss)	$(653)	$171	$(967)	$184
Return on equity, annualized	5.0%	20.7%	0.8%	16.0%
Return on equity, annualized, based on comprehensive income (loss)	(51.5)	9.8	(36.4)	5.3
•	$10.460 billion in investment assets at June 30, 2008, compared with $12.261 billion at year-end 2007. The decrease in investment assets was largely due to lower market valuations of equity holdings, primarily in the financial sector, reflecting broad concerns across the marketplace about credit quality, liquidity and the general health of the economy.

•	Shareholders’ equity declined to $4.707 billion, or $28.99 per share, at June 30, 2008, down from $5.929 billion, or $35.70, at year-end 2007, largely due to lower market values for investment assets.

•	$5.926 billion Aa3/A+-rated bond portfolio at June 30, 2008, containing a diverse mix of taxable and tax-exempt securities.

•	$4.453 billion equity portfolio includes $1.888 billion in pretax unrealized gains.

•	$3.650 billion in statutory surplus for the property casualty insurance group at June 30, 2008, compared with $4.307 billion at year-end 2007. The ratio of common stock to statutory surplus for the property casualty insurance group portfolio was 71.6 percent at June 30, 2008, compared with 86.0 percent at year-end 2007.

•	23.0 percent ratio of investment securities held at the holding-company level to total holding-company-only assets at June 30, 2008, comfortably within management’s below-40 percent target.

•	Repurchases of the company’s common stock totaled 821,003 shares at a cost of $29 million in the second quarter. Approximately 8.5 million shares remain authorized for repurchase.
     For additional information or to register for this morning’s conference call webcast, please visit www.cinfin.com/investors.

Cincinnati Financial Corporation offers property and casualty insurance, our main business, through our three standard market companies, The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Specialty Underwriters Insurance Company provides excess and surplus lines property and casualty insurance. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CSU Producer Resources Inc., is our excess and surplus lines brokerage, serving the same local independent agencies that offer our standard market policies. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and nonprofit organizations. For additional information about the company, please visit www.cinfin.com.

Mailing Address:	Street Address:
P.O. Box 145496	6200 South Gilmore Road
Cincinnati, Ohio 45250-5496	Fairfield, Ohio 45014-5141

Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2007 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 21. Although we often review and update our forward-looking statements when events warrant, we caution our readers that we undertake no obligation to do so.
Factors that could cause or contribute to such differences include, but are not limited to:
•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•	Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:
o	Multi-notch downgrades of the company’s financial strength ratings

o	Concerns that doing business with the company is too difficult or

o	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace
•	Further decline in overall stock market values negatively affecting the company’s equity portfolio and book value; in particular further declines in the market value of financial sector stocks, including Fifth Third Bancorp (NASDAQ:FITB)

•	Securities laws that could limit the manner, timing and volume of our investment transactions

•	Events, such as the credit crisis triggered by subprime mortgage lending practices, that lead to:
o	Significant decline in the value of a particular security or group of securities, such as our financial sector holdings, and impairment of the asset(s)

o	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities

o	Significant rise in losses from surety and director and officer policies written for financial institutions
•	Recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products

•	Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments

•	Inaccurate estimates or assumptions used for critical accounting estimates

•	Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•	Changing consumer buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

•	Increased frequency and/or severity of claims

•	Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements

•	Ability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers

•	Increased competition that could result in a significant reduction in the company’s premium growth rate

•	Underwriting and pricing methods adopted by competitors that could allow them to identify and flexibly price risks, which could decrease our competitive advantages

•	Personal lines pricing and loss trends that lead management to conclude that this segment could not attain sustainable profitability, which could prevent the capitalization of policy acquisition costs

•	Actions of insurance departments, state attorneys general or other regulatory agencies that:
o	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

o	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

o	Increase our expenses

o	Add assessments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

o	Limit our ability to set fair, adequate and reasonable rates

o	Place us at a disadvantage in the marketplace or

o	Restrict our ability to execute our business model, including the way we compensate agents
•	Adverse outcomes from litigation or administrative proceedings

•	Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Investment activities or market value fluctuations that trigger restrictions applicable to the parent company under the Investment Company Act of 1940

•	Events, such as an epidemic, natural catastrophe, terrorism or construction delays, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

Cincinnati Financial Corporation
Condensed Balance Sheets and Statements of Income (unaudited)

	June 30,	December 31,
(Dollars in millions)	2008	2007

Assets
Investments	$10,460	$12,261
Cash and cash equivalents	333	226
Premiums receivable	1,150	1,107
Reinsurance receivable	777	754
Other assets	2,091	2,289

Total assets	$14,811	$16,637

Liabilities
Insurance reserves	$5,659	$5,445
Unearned premiums	1,609	1,564
Deferred income tax	380	977
6.125% senior notes due 2034	371	371
6.9% senior debentures due 2028	28	28
6.92% senior debentures due 2028	392	392
Other liabilities	1,665	1,931

Total liabilities	10,104	10,708

Shareholders’ Equity
Common stock and paid-in capital	1,452	1,442
Retained earnings	3,298	3,404
Accumulated other comprehensive income	1,163	2,151
Treasury stock	(1,206)	(1,068)

Total shareholders’ equity	4,707	5,929

Total liabilities and shareholders’ equity	$14,811	$16,637

	Three months ended June 30,		Six months ended June 30,
(Dollars in millions except per share data)	2008	2007	2008	2007

Revenues
Earned premiums	$794	$822	$1,575	$1,637
Investment income, net of expenses	130	150	282	298
Realized investment gains and losses	(11)	293	(244)	355
Other income	4	5	8	11

Total revenues	917	1,270	1,621	2,301

Benefits and Expenses
Insurance losses and policyholder benefits	595	490	1,131	974
Commissions	148	160	298	330
Other operating expenses	110	112	228	218

Total benefits and expenses	853	762	1,657	1,522

Income (Loss) Before Income Taxes	64	508	(36)	779

Provision for Income Taxes	1	157	(57)	234

Net Income	$63	$351	$21	$545

Per Common Share:
Net income—basic	$0.38	$2.04	$0.13	$3.16
Net income—diluted	$0.38	$2.02	$0.13	$3.13
* * *

Definitions of Non-GAAP Information and
Reconciliation to Comparable GAAP Measures
(See attached tables for 2008 reconciliations; prior-period reconciliations available at www.cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas — property casualty insurance, life insurance and investments — when analyzing both GAAP and certain non-GAAP measures may improve understanding of trends in the underlying business, helping avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.
•	Operating income: Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

•	For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.

•	Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•	Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

•	Written premium adjustment — statutory basis only: In 2002, the company refined its estimation process for matching property casualty written premiums to policy effective dates, which added $117 million to 2002 written premiums. To better assess ongoing business trends, management may exclude this adjustment when analyzing trends in written premiums and statutory ratios that make use of written premiums.

Cincinnati Financial Corporation
Quarterly Net Income Reconciliation

	Three months ended	Six months ended
(In millions except per share data)	June 30, 2008	June 30, 2008

Net income	$63	$21
Net realized investment gains and losses	(6)	(157)

Operating income	69	178
Less catastrophe losses	(74)	(101)

Operating income before catastrophe losses	$143	$279

Diluted per share data:
Net income	$0.38	$0.13
Net realized investment gains and losses	(0.04)	(0.95)

Operating income	0.42	1.08
Less catastrophe losses	(0.45)	(0.62)

Operating income before catastrophe losses	$0.87	$1.70

Quarterly Property Casualty Reconciliation

	Three months ended June 30, 2008
(Dollars in millions)	Consolidated	Commercial	Personal

Premiums:
Adjusted written premiums (statutory)	$802	$609	$191
Written premium adjustment — statutory only	(12)	(12)	—

Reported written premiums (statutory)	790	597	191
Unearned premiums change	(29)	(11)	(17)

Earned premiums	$761	$586	$174

Statutory combined ratio :
Statutory combined ratio	101.5%	97.7%	114.3%
Less catastrophe losses	14.9	11.3	27.0

Statutory combined ratio excluding catastrophe losses	86.6%	86.4%	87.3%

Commission expense ratio	17.4%	16.9%	18.6%
Other expense ratio	10.7	10.9	10.3

Statutory expense ratio	28.1%	27.8%	28.9%

GAAP combined ratio	103.5%	99.9%	115.3%

	Six months ended June 30, 2008
(Dollars in millions)	Consolidated	Commercial	Personal

Premiums:
Adjusted written premiums (statutory)	$1,575	$1,231	$341
Written premium adjustment — statutory only	(9)	(9)	—

Reported written premiums (statutory)	1,566	1,222	341
Unearned premiums change	(54)	(61)	10

Earned premiums	$1,512	$1,161	$351

Statutory combined ratio :
Statutory combined ratio	99.5%	95.6%	112.2%
Less catastrophe losses	10.3	7.6	19.3

Statutory combined ratio excluding catastrophe losses	89.2%	88.0%	92.9%

Commission expense ratio	17.5%	16.7%	20.2%
Other expense ratio	11.8	12.1	11.0

Statutory expense ratio	29.3%	28.8%	31.2%

GAAP combined ratio	101.1%	97.4%	112.7%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts.